Filed Pursuant to Rule 433

Registration No. 333-278184-01

Florida Power & Light Company

Pricing Term Sheet

February 18, 2025

Issuer:	Florida Power & Light Company

Designations:	First Mortgage Bonds, 5.30% Series due June 15, 2034 (“2034 Offered Bonds”)
First Mortgage Bonds, 5.70% Series due March 15, 2055 (“2055 Offered Bonds”)
First Mortgage Bonds, 5.80% Series due March 15, 2065 (“2065 Offered Bonds”, and together with the 2034 Offered Bonds and the 2055 Offered Bonds, the “Bonds”)

Registration Format:	SEC Registered

Principal Amount:	2034 Offered Bonds: $350,000,000
2055 Offered Bonds: $950,000,000
2065 Offered Bonds: $700,000,000

Date of Maturity:	2034 Offered Bonds: June 15, 2034
2055 Offered Bonds: March 15, 2055
2065 Offered Bonds: March 15, 2065

Interest Payment Dates:	2034 Offered Bonds: Semi-annually in arrears on June 15 and December 15, beginning June 15, 2025
2055 Offered Bonds and 2065 Offered Bonds: Semi-annually in arrears on March 15 and September 15, beginning September 15, 2025

Coupon Rate:	2034 Offered Bonds: 5.30%
2055 Offered Bonds: 5.70%
2065 Offered Bonds: 5.80%

Price to Public:	2034 Offered Bonds: 100.109% of the principal amount thereof, plus accrued interest of $3,400,833.33 in the aggregate from December 15, 2024

2055 Offered Bonds: 99.751% of the principal amount thereof
2065 Offered Bonds: 99.731% of the principal amount thereof

Benchmark Treasury:	2034 Offered Bonds: 4.625% due February 15, 2035
2055 Offered Bonds: 4.500% due November 15, 2054
2065 Offered Bonds: 4.500% due November 15, 2054

Benchmark Treasury Yield:	2034 Offered Bonds: 4.554%
2055 Offered Bonds: 4.787%
2065 Offered Bonds: 4.787%

Spread to Benchmark
Treasury Yield:	2034 Offered Bonds: 73 basis points
2055 Offered Bonds: 93 basis points
2065 Offered Bonds: 103 basis points

Reoffer Yield:	2034 Offered Bonds: 5.284%
2055 Offered Bonds: 5.717%
2065 Offered Bonds: 5.817%

Optional Redemption:

2034 Offered Bonds: Prior to March 15, 2034 (the “2034 Offered Bonds Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Offered Bonds matured on the 2034 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2034 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2034 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2034 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

2055 Offered Bonds: Prior to September 15, 2054 (the “2055 Offered Bonds Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date

(assuming the 2055 Offered Bonds matured on the 2055 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2055 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2055 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2055 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

2065 Offered Bonds: Prior to September 15, 2064 (the “2065 Offered Bonds Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2065 Offered Bonds matured on the 2065 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2065 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2065 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2065 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

Trade Date:	February 18, 2025

Settlement Date:	February 21, 2025 (T+3)

CUSIP / ISIN Number:	2034 Offered Bonds: 341081 GU5/ US341081GU57
2055 Offered Bonds: 341081 GY7/ US341081GY79
2065 Offered Bonds: 341081 GZ4/ US341081GZ45

Expected Credit Ratings:*
Moody’s Investors Service Inc.	“Aa2” (stable)
S&P Global Ratings	“A+” (stable)
Fitch Ratings, Inc.	“AA-” (stable)

Joint Book-Running Managers:
BBVA Securities Inc.
BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Intesa Sanpaolo IMI Securities Corp.

KeyBanc Capital Markets Inc.

MUFG Securities Americas Inc.

Rabo Securities USA, Inc.

ANZ Securities, Inc.

BofA Securities, Inc.

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

DNB Markets, Inc.

ICBC Standard Bank Plc

Loop Capital Markets LLC

Mischler Financial Group, Inc.

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Synovus Securities, Inc.

WR Securities, LLC

Junior Co-Managers:

C.L. King & Associates, Inc.

Drexel Hamilton, LLC

Guzman & Company

MFR Securities, Inc.

*

A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Treasury Rate” has the meaning ascribed to such term in the Issuer’s Preliminary Prospectus Supplement, dated February 18, 2025.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll-free at (800) 422-8692, BNP Paribas Securities Corp. toll-free at (800) 854-5674, Citigroup Global Markets Inc. toll-free at (800) 831-9146, Intesa Sanpaolo IMI Securities Corp. collect at (212) 326-1105, KeyBanc Capital Markets Inc. toll-free at (866) 227-6479, MUFG Securities Americas Inc. toll-free at (877) 649-6848 and Rabo Securities USA, Inc. toll-free at (866) 746-3850.